Exhibit 10.2

LETTER AGREEMENT

This LETTER AGREEMENT (“Agreement”) is made effective as of December 8, 2023 (“Effective Date”), by and between AXON ENTERPRISE, INC., a Delaware corporation (“Company”), and Patrick W. Smith (“Executive”), also referred to herein each individually as “Party” or collectively as “Parties”.

RECITALS

WHEREAS, Executive has exercised several tranches of stock options granted under Executive’s 2018 grant of Performance-Based Stock Options (the “Specified Options”);

WHEREAS, Executive wishes to donate all or a portion of the Specified Shares (as defined below) acquired upon the exercise of the Specified Options to charitable causes;

WHEREAS, pursuant to the Award Agreement (as defined below), the Specified Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (the “Restrictions”) until May 14, 2024 (the “Holding Period Expiration”); and

WHEREAS, Executive wishes to make a charitable gift of all or a portion of the Specified Shares to a donor advised fund prior to the Holding Period Expiration and Company desires to facilitate such action.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Company and Executive each intending to be legally bound, covenant and agree as follows:

AGREEMENT

1.	WAIVER OF HOLDING PERIOD. Notwithstanding anything to the contrary in the Award Agreement, including Sections 10 and 14(b) thereof, Company and the Compensation Committee (the “Committee”) of the Board of Directors of Company (the “Board”) hereby waive the Restrictions with respect to the Specified Shares, effective as of the Effective Date.

2.	DONATION OF SPECIFIED SHARES. On or prior to December 31, 2023, Executive shall contribute all or a portion of the Specified Shares to a donor advised fund identified by Executive to the Committee prior to the donation subject to a commitment from such donor advised fund not to sell, transfer, pledge, assign or otherwise alienate or hypothecate the Specified Shares while Executive is subject to any blackout period imposed by, or otherwise has any material nonpublic information related to, Company.

3.	REPAYMENT. Executive acknowledges that Company desires to ensure Executive is incentivized to remain with Company notwithstanding the waiver from time to time of the restrictions on transfer on the shares of Company common stock received by Executive as compensation for his service as Chief Executive Officer. Accordingly, in exchange for Company’s and the Committee’s agreement in Section 1 to waive the Restrictions with respect to the Specified Shares, in the event Executive resigns on or before December 31, 2025,

Executive agrees to promptly pay to Company $25 million in cash in a single lump-sum. The remedy set forth herein is cumulative and not in limitation of any other remedies available to Company. In the event that the provisions of this Section 3 are deemed to exceed the limitations permitted by applicable law, then such provisions shall be reformed to the maximum limitations, as the case may be, then permitted by such law. In the event that the court does not exercise the power granted to it in the prior sentence, Executive and Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.	CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Award Agreement” means that certain Notice of Grant of Performance Non-Qualified Stock Options and the attached Performance Non-Qualified Stock Option Award Agreement, dated as of February 26, 2018.

(b)	“Required Position” means Executive’s service in the role of Chief Executive Officer of Company or in such other role as mutually agreed between Executive and the Committee, in each case, pursuant to which Executive is devoting substantially all Executive’s business time, attention, skill and efforts to the business and affairs of Company and its subsidiaries. Notwithstanding the foregoing, unless otherwise determined by the Committee, Executive shall be deemed to not be in the Required Position if Executive is the chief executive officer of any operating company that is not affiliated with Company, excluding any limited liability company or other entity associated with managing Executive’s investments and those of Executive’s family.

(c)	“Specified Shares” means a number of the shares of Company common stock held by Executive following exercise by Executive of the Specified Options on November 15, 2021, equal to a fraction, the numerator of which is $25 million and the denominator of which is the closing stock price of a share of Company common stock on the date of this Agreement.

5.	MISCELLANEOUS.

(a)	Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

(b)	Notices. All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such Party at its address which:

i.	In the case of Company shall be:

Axon Enterprise, Inc.

17800 North 85th Street

Scottsdale, Arizona 85255

Attention:  General Counsel

ii.	In the case of Executive shall be:

Executive’s current address or email address on file with Company

Either Party may, by notice hereunder, designate a change of address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.  Any notice, if delivered properly addressed, postage prepaid to a reputable national overnight air courier service, shall be deemed received on the following day (or, if not a business day, then the following business day).

(c)	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(d)	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and the rights and obligations of any and all persons having or claiming to have had an interest under this Agreement shall be governed by and construed exclusively and solely in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions of any jurisdictions. The Parties agree that any action or proceeding that cannot be arbitrated in accordance with this Section 5(d) shall be brought solely in the State of Arizona. Any dispute involving or affecting this Agreement shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Rules of the American Arbitration Association then in effect, and with applicable law. BY SIGNING THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. Both Parties shall bear their own costs, attorneys’ fees and other expenses incurred in connection with the preparation and/or review of this Agreement. Should Executive or Company employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for the breach of any terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, damages and expenses, including attorneys’ fees incurred or expended in connection therewith. The phrase “prevailing party” shall mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, judgment, or otherwise.

(e)	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)	Interpretation. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender and the neuter as the context requires.

(g)	Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

(h)	Tax Consequences. Company makes no representations or warranties with respect to the tax consequences to Executive of the arrangements contemplated hereunder.

(i)	Entire Agreement. This Agreement and the Award Agreement contain the complete, entire understanding of the Parties. In executing this Agreement, neither Party relies on any term, condition, promise or representation other than those expressed in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter of this Agreement.

(j)	Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute one in the same instrument.

(k)	Amendment. This Agreement may be modified only by written agreement executed by both Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of this 8th day of December, 2023.

AXON:

AXON ENTERPRISE, INC.,

a corporation organized under the

laws of the State of Delaware, U.S.A.

By:	/s/ Brittany Bagley
Name:	Brittany Bagley
Title:	Chief Operating Officer and
Chief Financial Officer

By:	/s/ Hadi Partovi
Name:	Hadi Partovi
Title:	Compensation Committee Chair

EXECUTIVE:

By:	/s/ Patrick W. Smith
Patrick W. Smith, an individual